Exhibit 99.1

Liquidity Services Announces Business Realignment Actions and New Senior Leadership Appointments to Support Integration and Growth Objectives

WASHINGTON — October 1, 2014

Business Realignment Actions

Liquidity Services, a global solutions provider in the reverse supply chain with the leading marketplace for business surplus, today announced it has realigned its workforce in response to the new terms and scope of its Department of Defense (DoD) Surplus Contract, competitively bid in April 2014, and to adjust for the efficiencies realized in its commercial business through ongoing integration efforts to support the future vision and growth of the Company. The realignment includes the reduction of approximately 130 full-time and temporary employees across the organization over the course of fiscal year 2015.

“These actions address the new scope of our DoD surplus program and advance our future vision of building an integrated global business and marketplace platform with a singular and superior user experience backed by focused leadership and innovative products and services,” said Bill Angrick, Chairman and CEO of Liquidity Services.  “Our LiquidityOne transformation plan focuses on the priorities and areas which we believe will deliver profitable, sustainable growth.  We will continue to aggressively invest in our business to improve the efficiency and effectiveness of our internal operations while pioneering a superior model for managing the reverse supply chain for our clients and buying customers.”

Employee reductions span the organization and include positions related to the support of the DoD surplus business, capital asset and retail supply chain operations, and corporate functions and will result in one-time severance related expenses of approximately $1.2 million which will be a further adjustment to the Company’s Q4-FY14 adjusted earnings results, which will be discussed on its earnings conference call on November 20, 2014.

New Senior Leadership Appointments

The Company is pleased to announce the following appointments effective as of October 1, 2014, that will continue to facilitate key elements of our growth strategy:

Tom Burton is appointed to EVP, Federal Sector.  In this newly created role, Mr. Burton will manage the Company’s ongoing DoD relationship, including the roll out of our new surplus contract, and will also pursue selected new business opportunities in the Federal sector. Mr. Burton has been a member of Liquidity Services’ senior management team since 2001 dating to the inception of the Company’s DoD relationship, and has most recently served as President, Capital Assets Group. In that role, he oversaw the integration of the Company’s DoD business operations with its commercial capital assets organization and the acquisition of GoIndustry DoveBid. Under his leadership, Liquidity Services dramatically expanded its industry coverage, service offerings, buyer base and global footprint while delivering award-winning service to the DoD client.

Gardner Dudley is appointed as the new President, Capital Assets Group. In this role, Mr. Dudley will focus on anticipating and meeting client needs for superior service, scale, and results while building an integrated, global capital assets business serving the Energy, Transportation, and Manufacturing industry segments. Mr. Dudley has been a member of Liquidity Services’ leadership team since joining the Company in 2010 when it acquired Network International. Mr. Dudley’s strong track record of scaling technology-enabled service businesses, while maintaining an engaged global workforce and strong client relationships to deliver results, position him well to achieve Liquidity Services’ vision and growth objectives.

Roger Gravley is appointed as the new President, GovDeals, succeeding Bob Debardelaben. In this role, Mr. Gravley will lead and manage the GovDeals organization to drive continued growth while providing exceptional customer service to clients and buyers.  He has been a key leader on the GovDeals team since April 2009, serving as VP of Client Services and Marketing. Mr. Gravley’s experience understanding customer needs in the state and municipal government market position him well to lead GovDeals’ continued growth. Mr. Gravley will also play an integral role in the execution of the Company’s LiquidityOne transformation plan because of his proven experience in designing systems and processes to best serve clients and customers.

“As Bob Debardelaben enters retirement, our Board and entire organization would like to thank him for his superior leadership and his daily demonstration of integrity, work ethic, and customer focus over the past 15 years,” said Mr. Angrick. “Under Bob’s leadership, GovDeals has grown to become the leading online marketplace serving municipal government agencies in the sale of surplus and confiscated assets with over 7,000 agency clients and tripling its GMV since our acquisition in 2008. As Roger takes the helm, he will continue to capitalize on this strong foundation and leverage his own deep understanding of the GovDeals operations, the marketplace needs, and our investment in innovation.”

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $5.0 billion of surplus assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The Company is headquartered in Washington, D.C. with global locations across the Americas, Europe, and Asia. Additional information can be found at: http://www.liquidityservices.com.

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Investor Relations Contact:

Julie Davis

Senior Director, Investor Relations

julie.davis@liquidityservices.com

202.558.6234

Media Contact:

Sultana Ali

Director, Public Relations

sultana.ali@liquidityservices.com

202.467.5723